Exhibit 99.2

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated as of February 6, 2012 (the “Effective Date”), by and between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and Robert S. Miller (the “Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and wishes to acquire and be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as Chief Executive Officer of the Company and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1 Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the date hereof (such date, the “Effective Date”) and ending on the earlier of (i) the third anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”). The Term shall be subject to extension by mutual agreement between the parties.

1.2 Duties. During the Term, the Executive shall serve as the Company’s Chief Executive Officer and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time, and shall report directly to the Board. In his position of Chief Executive Officer, the Executive shall have all authorities customary for the Chief Executive Officer of a company of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign. The principal place of employment, and principal office, shall be the Company’s headquarters in Wichita, Kansas. During the Term, the Executive shall serve as a member of the Board.

1.3 Exclusivity. During the Term, the Executive shall devote substantially all of his business time and efforts to the performance of his duties, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board. During the Term, the Executive may, only to the extent not materially interfering (individually or in the aggregate) with his duties at the Company, (i) continue to engage in the activities described on Exhibit A; (ii) engage in educational, charitable and civic activities; (iii) accept and fulfill a reasonable number of speaking engagements; and (iv) manage his personal investments and affairs. Without limiting the generality of the foregoing, prior to the Effective Date, the Executive shall have terminated all consulting arrangements he may have with any other person or entity.

Section 2. Compensation.

2.1 Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $1,500,000 payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2 Annual Bonus. For each calendar year ending during the Term, the Executive will have a target bonus opportunity of 100% of the Executive’s Base Salary. Provided the Company achieves both its budgeted EBITDA goal (the “2012 EBITDA Target”) and its budgeted free cash flow goal for 2012 (the “2012 Free Cash Flow Target” and, together with the 2012 EBITDA Target, the “2012 Targets”), (i) the Executive shall earn 50% of his target bonus if the Company achieves the 2012 EBITDA Target and 100% of his target bonus if the Company achieves its 2012 stretch EBITDA goal (with linear interpolation for performance between such goals) and (ii) the Executive shall earn an additional 50% of his target bonus if the Company achieves its 2012 Free Cash Flow Target and 100% of his target bonus if the Company achieves its 2012 stretch free cash flow goal (with linear interpolation for performance between such goals). For the sake of clarity, the Executive shall earn no bonus for 2012 unless the Company achieves both 2012 Targets. For subsequent years, the Executive’s annual bonus will be earned based on the achievement of objectively determinable Company performance criteria for each such calendar year as determined by the Board in consultation with the Executive. The amount paid for these subsequent years depends on the extent to which objective “target” and/or “stretch” performance goals, set annually by the Board in consultation with the Executive, are achieved or exceeded. The Annual Bonus shall be paid in the calendar year following the performance year as soon as practicable after completion of the Company’s audited financial statements for such performance year. The Annual Bonus shall be payable in cash.

2.3 Signing Bonus. Within 10 days of the Effective Date, the Company shall pay Executive a cash lump sum signing bonus in the amount of $5,000,000 (the “Signing Bonus”). In the event Executive is terminated for Cause (as defined below) or voluntarily terminates without Good Reason (as defined below), in either case, (i) during the 9-month period following the Effective Date, the Executive shall repay the Signing Bonus (on a net after-tax basis taking into account the value of any deduction available to the Executive for such repayment) to the Company or (ii) during the 9-month period ending on the 18 month anniversary of the Effective Date, the Executive shall repay (on a net after-tax basis taking into account the value of any deduction available to the Executive for such repayment) an amount equal to the Signing Bonus multiplied by a fraction, the numerator of which is the number of days remaining in such 9-month period and the denominator of which is 270. If the Executive is permitted to retain a portion of the economic arrangements described on Exhibit B, the Executive shall repay to the Company (on a net after-tax basis taking into account the value of any deduction available to the Executive for such repayment) an amount equal to $2 million multiplied by the percentage of such arrangements the Executive is permitted to retain.

2.4 Incentive Interest. Within 90 days of the Effective Date, Goldman Sachs Capital Partners and Onex Partners (or their affiliates) (collectively, the “Sponsors”) shall grant the Executive an incentive interest representing the sum of (i) 6% of the value of the aggregate equity holdings of the Company held by Goldman Sachs Capital Partners and Onex Partners (collectively, the “Sponsors”) on the Effective Date and (ii) 6% of the increase in value after the Effective Date of the Company bonds held by the Sponsors on the Effective Date (collectively, the “Incentive Interest”). The Incentive Interest shall vest in ratable installments on each of the first three anniversaries of the Effective Date if Executive is then employed by the Company. The Sponsors intend to grant the Incentive Interest in the form of an actual or phantom equity interest providing the economic benefits described above on terms and conditions (except as set forth herein) substantially consistent with the terms and conditions applicable to outstanding equity awards granted to the Company’s management. In the event the Company files a petition for relief under the United States Bankruptcy Code during the Term, the Company’s obligation to grant the Incentive Interest (or if previously granted, the Incentive Interest) shall be canceled and Executive shall participate on a basis commensurate with his position and status in a long term incentive program instituted in connection with any such restructuring, the terms and conditions of which shall be negotiated by Executive and the Company.

2.5 Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.6 Vacation. During the Term, the Executive shall be entitled to four (4) weeks vacation per calendar year, with up to an aggregate of five (5) weeks carry-over permissible to the extent vacation days are not used. The number of vacation days will be prorated for the first and last calendar years of employment, and will be determined by multiplying twenty (20) by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365.

2.7 Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

2.8 Travel. The Company shall pay or reimburse the Executive for first-class air travel incurred during the Term in connection with the performance of his duties. The Executive shall also be permitted to use a Company aircraft for business use and for one weekly round trip flight between Naples, FL and Wichita, KS (for which he will be taxed in accordance with applicable law).

Section 3. Employment Termination.

3.1 Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term at any time upon not less than thirty (30) days’ notice, or without prior notice in connection with a termination by the Company for Cause (the date on which the Executive’s employment terminates, the “Termination Date”).

Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) any earned but unpaid annual bonus for calendar years completed prior to the Termination Date (payable in cash in the ordinary course), (iii) unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day base salary rate, (iv) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, and (v) and any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”).

3.2 Certain Terminations.

(a) Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to 1.5 times the sum of his Base Salary at the rate in effect immediately prior to the Termination Date (such payments, the “Severance Payments”). The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit C. Subject to Section 3.2(d), the Severance Payments will be paid in equal installments on the Company’s regular payroll dates occurring during the 18-month period beginning as soon as practicable following the effectiveness of the Release. The Company shall also provide continued health benefits to the Executive and his eligible dependents pursuant to COBRA and shall, until the first (1st ) anniversary of the Termination Date, pay any applicable COBRA premium to the extent it exceeds the premium then payable by a then active employee of the Company.

(b) Definitions. For purposes of Section 3, the following terms have the following meanings:

(1) “Cause” shall mean (i) the Executive’s willful refusal to substantially perform, or his willful failure to make good faith efforts to substantially perform, his material duties for the Company, or willful failure or refusal to comply with the Company’s policies, which refusal or failure remains uncured for fifteen (15) days after he receives written notice from the Board demanding cure; (ii) in carrying out his duties under this Agreement, the Executive engages in gross misconduct or gross neglect; or (iii) the Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude.

(2) “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 90 days out of any 270 day consecutive day period.

(3) “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior express written consent or cure by the Company within 30 days after he gives written notice to the Company describing the event and requesting cure: (i) any material diminution in the Executive’s authorities, titles or offices as are in effect on the Effective Date; (ii) a material change in the reporting structure so that he reports to someone other than the Board; (iii) any material breach by the Company, or any of its affiliates, of any material obligation to the Executive hereunder; or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business and assets of the Company. For Good Reason to exist, (a) Executive must provide notice of termination of employment within ninety (90) calendar days of Executive’s knowledge of the event constituting Good Reason, (b) the Company must fail to cure such event within 15 days of such notice and (c) Executive must terminate employment within 5 days of such failure to cure.

(c) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, any Severance Payments required to be made pursuant to Section 3.2 which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the Termination Date, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the Termination Date.

3.3 Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Employment Agreement.

3.4 Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5 Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1 Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

4.2 Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the original or extended Term) and for a period of 18 months after the Term (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3 Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment, or employ, any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

4.4 Interference with Business Relationships. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5 Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6 Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7 Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further. Anytime after this agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8 Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 5. Representation. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 6. Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive and the Company agree not to make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the other Party or, in the case of statements about the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. For such purpose, statements by “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees.

Section 7. Taxes. Withholding. All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

Section 8. Miscellaneous.

8.1 Indemnification. The Company shall indemnify the Executive to the fullest extent provided under Delaware law and shall provide the Executive, with respect to claims arising or asserted during the Term and for six years thereafter, Directors and Officers Insurance no less favorable that then apply to the Company’s directors and officers generally.

8.2 Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3 Assignment; No Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receiptor (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

    Hawker Beechcraft, Inc.

    10511 East Central Avenue

    Wichita, Kansas 67206

    Attention: Alexander L.W. Snyder

With a copy to:

    c/o GS Capital Partners

    85 Broad Street

    New York, NY 10004

    Attention: Sanjeev Mehra

    Facsimile: 212-357-5505

and

    c/o Onex Partners Advisor LP

    161 Bay Street, 49th Floor

    Toronto, ON M5J 2S1

    Attention: David Hirsch

    Facsimile: 416-362-5765

If to the Executive: Last address recorded in the Company’s records.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5 Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

8.6 Arbitration. Except as provided in Section 4.8, each party irrevocably agrees that all disputes arising out of or relating to this Employment Agreement and to the other documents and agreements required to effectuate this Employment Agreement shall be resolved by binding arbitration through the American Arbitration Association in New York, New York. It is further agreed that the prevailing party will be awarded its own attorneys fees and costs in connection with such arbitration.

8.7 Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8 Entire Agreement. From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.9 Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10 Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11 General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,”“includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustration.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

HAWKER BEECHCRAFT, INC.

By:	/s/ Alexander L. W. Snyder
Name: Alexander L. W. Snyder
Title: Vice President, General Counsel and Secretary

/s/ Robert S. Miller
Robert S. Miller

Exhibit A

Permitted Activities

•	Chairman of the Board of Directors of AIG International Group, Inc.

•	Member of the Board of Directors of Symantec Corporation;

•	Chairman of Mid Ocean

•	Member of Advisory Board for Jackson Family Farms

•	Member of Board of Directors of Moore Mill and Lumber Company

Exhibit B

Certain Economic Interests

•	Equity/carry interests associated with position as Chairman of Mid Ocean

Exhibit C

Release

1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of February             , 2012 (the “Employment Agreement”), to which              (the “Executive”) and Hawker Beechcraft, Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(a) rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(b) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(c) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(d) rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

(e) rights granted to Executive during his employment related to the purchase of Hawker Beechcraft, Inc. stock, Restricted Stock Units, and options to purchase Hawker Beechcraft, Inc. stock; and

(f) the Company’s obligations to Executive under Section 6 of the Employment Agreement.

2. The Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided , however , that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payments (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. The Executive acknowledges that the release of claims set forth in this Release relates only to claims which exist as of the date of this Release.

10. The Executive acknowledges that the Severance Payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                 .

HAWKER BEECHCRAFT, INC.

By:

Name:
Title:

Robert S. Miller